                                                                                                                   EXHIBIT 11

                        Aon Corporation and Subsidiaries

                  CONSOLIDATED NET INCOME PER SHARE COMPUTATION


(millions except per share data)

                                                                        Second Quarter Ended           Six Months Ended
                                                                    ---------------------------   ---------------------------
                                                                      June 30,       June 30,       June 30,       June 30,
                                                                        1997           1996           1997           1996
                                                                    ------------   ------------   ------------   ------------
EARNINGS PER SHARE (1)
     Net income .................................................   $       84.2   $       86.3   $       84.9   $      205.2
     Preferred stock dividends ..................................            3.3            5.1            6.7           10.2
                                                                    ------------   ------------   ------------   ------------
          Net income available for common stockholders ..........   $       80.9   $       81.2   $       78.2   $      195.0
                                                                    ============   ============   ============   ============


     Average common shares issued ...............................          171.2          167.3          171.2          167.3

     Net effect of treasury stock activity and dilutive stock
          compensation plans based on the treasury stock method .           (1.9)          (2.6)          (2.0)          (2.6)
                                                                    ------------   ------------   ------------   ------------

          Average common and common equivalent shares
               outstanding ......................................          169.3          164.7          169.2          164.7

                                                                    ============   ============   ============   ============
Net income per share ............................................   $       0.48   $       0.49   $       0.46   $       1.18
                                                                    ============   ============   ============   ============



(1) Adjusted to reflect the three-for-two stock split on May 14, 1997

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